Exhibit 2.1

MERGER AGREEMENT

dated

April 2, 2014

by

WEATHERFORD INTERNATIONAL LTD.
a Swiss joint stock corporation
and
WEATHERFORD INTERNATIONAL LIMITED
a limited liability company incorporated under the laws of Ireland

TABLE OF CONTENTS

ARTICLE 1 THE MERGER		1

1.1	Agreement to Merge	1

1.2	Merger Report	2

1.3	Merger Balance Sheet	2

1.4	Economic Effect	2

1.5	Merger Audit	2

1.6	Effectiveness	2

1.7	Transfer of Assets and Liabilities to Weatherford Ireland	2

1.8	Completion	3

ARTICLE 2 MERGER CONSIDERATION		3

2.1	Merger Consideration	3

ARTICLE 3 ALLOTMENT and issue OF Shares		4

3.1	Authorization to Allot Weatherford Ireland Shares	4

3.2	Allotment and Issue of Weatherford Ireland Shares	4

3.3	Equity Incentive Plans	5

ARTICLE 4 Further Preparations For Implementation Of The Merger		6

4.1	Re-registration of Weatherford Ireland as Public Limited Company and Adoption of Memorandum and Articles of Association of Weatherford Ireland	6

4.2	Board of Directors of Weatherford Ireland	6

4.3	Officers of Weatherford Ireland	6

4.4	Auditors of Weatherford Ireland	6

4.5	Calls to the Creditors and Auditor Report pursuant to Art. 164 para. 1 PILA	6

4.6	Auditor Report pursuant to Art. 164 para. 2 lit. b PILA	6

4.7	Employee Consultation	6

ARTICLE 5 Employee Benefit And Compensation Plans And Agreements		7

5.1	No Special Benefits to Directors and Members of Senior Management	7

5.2	Effect of the Merger on Employee Benefit and Compensation Plans and Agreements	7

5.3	Employment Agreements	8

ARTICLE 6 Corporate Approvals And Other Conditions For Completion		9

6.1	Board Approval and Approval by Shareholders’ Meeting of Weatherford Switzerland	9

6.2	Board Approval of Weatherford Ireland	9

6.3	Other Conditions to be Met Before Filing the Application to the Commercial Register	10

ARTICLE 7 Filing And Completion Of The Merger		11

7.1	Conditions for Obligation of Weatherford Switzerland Board to File Application on Merger to the Commercial Register	11

7.2	Supplementary Completion Measures	11

7.3	Capital Reduction	11

7.4	Rule 16b-3 Approval	12

ARTICLE 8 Miscellaneous		12

8.1	Assignment; Binding Effect; Benefit	12

8.2	Entire Agreement	12

8.3	Applicable Law and Jurisdiction	12

8.4	Counterparts	12

8.5	Headings	12

8.6	Announcements	13

8.7	Confidentiality	13

8.8	Amendments and Modifications of the Agreement	13

8.9	Severability	13

8.10	Absence of Waiver	13

8.11	Further Assurance	13

ARTICLE 9 Entry Into Force And Termination		13

9.1	Entry into Force	13

9.2	Termination	13

Schedule 1
Merger Balance Sheet

Schedule 2
Memorandum and Articles of Association

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is dated April 2, 2014 between (i) WEATHERFORD INTERNATIONAL LTD., a Swiss joint stock corporation (“Weatherford Switzerland”), having its registered office at Alpenstrasse 15, 6300 Zug, Switzerland, and (ii) WEATHERFORD INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of Ireland with registered number 535467 (“Weatherford Ireland”), having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland. Weatherford Switzerland and Weatherford Ireland are each referred to as a “Party” and, collectively, as the “Parties.”

RECITALS

A.Weatherford Ireland is a direct, wholly-owned subsidiary of Weatherford Switzerland.

B.The board of directors of each of Weatherford Switzerland and Weatherford Ireland has unanimously approved the Merger (as defined below) on the terms set out in this Agreement, which will result in Weatherford Ireland becoming the publicly traded parent of the Weatherford group of companies and thereby effectively change the place of incorporation of the publicly traded parent company from Switzerland to Ireland while retaining Swiss tax residency.

C.In connection with the Merger, each outstanding registered share (par value 1.16 Swiss Francs per share) of Weatherford Switzerland will be cancelled as consideration for the allotment of one ordinary share of Weatherford Ireland (each, a “Weatherford Ireland Share”); provided, however, that any outstanding registered shares held by, or for the benefit of, Weatherford Switzerland or any of its subsidiaries shall be cancelled at the Effective Time (as defined below) (collectively, “Treasury Shares”) and no Weatherford Ireland Shares shall be allotted for any Treasury Share. The registered shares of Weatherford Switzerland, other than Treasury Shares, are referred to herein as “Weatherford Switzerland Shares.”

D.The Parties have agreed to structure the Merger resulting in a take-over of all assets and liabilities of Weatherford Switzerland by Weatherford Ireland by way of an international (cross-border) merger without liquidation of Weatherford Switzerland in compliance with, inter alia, Art. 3 et seq. Swiss Act on Merger, Demerger, Transformation and Transfer of Assets (Merger Act, “MerA”) and Art. 163b, 163c and 164 Swiss Private International Law Act (“PILA”) (emigration merger by absorption) and also applicable laws of Ireland.

E.It is intended that, for U.S. federal income tax purposes, the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).

AGREEMENT

In consideration of the foregoing and of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
THE MERGER

1.1Agreement to Merge

The Parties hereby agree that Weatherford Switzerland shall merge with Weatherford Ireland in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. MerA and Art. 163b, 163c and 164 PILA (emigration merger by absorption) as well as the laws of Ireland (the “Merger”).

Weatherford Ireland shall be the surviving company and Weatherford Switzerland shall be the absorbed company, the latter being dissolved without liquidation.

1.2Merger Report

The Weatherford Ireland board of directors and the Weatherford Switzerland board of directors shall approve a joint merger report pursuant to Art. 14 MerA (the “Merger Report”) following the signing of this Agreement, as soon as practicable but no later than the date occurring 31 calendar days prior to the Weatherford Switzerland shareholders’ meeting at which this Agreement will be submitted for shareholder approval (the “Shareholders’ Meeting”).

1.3Merger Balance Sheet

The Merger shall take place on the basis of the audited, non-consolidated, stand-alone balance sheet of Weatherford Switzerland as of December 31, 2013 (the “Balance Sheet Date”), as set forth on Schedule 1 (the “Merger Balance Sheet”).

1.4Economic Effect

From an economic point of view, the Merger shall have retroactive effect and become effective as of the Balance Sheet Date. As from 1 January 2014 all acts and operations of Weatherford Switzerland shall be deemed to be conducted for Weatherford Ireland’s account.

1.5Merger Audit

The board of directors of Weatherford Switzerland and the board of directors of Weatherford Ireland shall jointly appoint KPMG AG, Zurich (the “Auditor”) to conduct the audit of the Merger required by Art. 15 MerA.

1.6Effectiveness

The Merger, resulting in the transfer of any and all assets of Weatherford Switzerland to Weatherford Ireland and the assumption by Weatherford Ireland of any and all obligations and liabilities of Weatherford Switzerland by operation of law shall become legally effective on the date of the entry of the Merger in the daily ledger of the commercial register of the canton of Zug, Switzerland (the “Commercial Register”) subject to approval by the Swiss Federal commercial register office (“EHRA”). The date and time of such entry being referred to herein as the “Effective Time.”

1.7Transfer of Assets and Liabilities to Weatherford Ireland

(a)At the Effective Time, Weatherford Ireland shall accept the transfer and assignment, by operation of law, of any and all of the assets and liabilities of Weatherford Switzerland (including, for the avoidance of doubt, any and all legal positions and obligations). Weatherford Ireland particularly undertakes, for the benefit of each person to whom Weatherford Switzerland owes any obligation or has any liability, from and after the Effective Time, to perform such obligations and discharge such liabilities as if it originally owed or had them instead of Weatherford Switzerland. Weatherford Ireland accordingly agrees for the benefit of each such person that such person may enforce any such liability directly against Weatherford Ireland, without recourse to Weatherford Switzerland, on the same terms and to the same extent that such liability would have been enforceable by such person against Weatherford Switzerland had the Merger not been completed.

(b)The Parties acknowledge and agree that pursuant to the Merger any and all shares in the capital of Weatherford Ireland held by Weatherford Switzerland (but not its affiliates) shall, in compliance with Section 41(2) of the Companies (Amendment) Act 1983 of Ireland, be transferred to Weatherford Ireland for nil consideration at the Effective Time and cancelled.

(c)As and from the Effective Time, Weatherford Ireland shall take the place, and assume control, of any claim made or proceedings threatened or issued by or against Weatherford Switzerland or where Weatherford Switzerland is otherwise a party or notice party to, whether asserted or determined prior to, on or after the Effective Time, and Weatherford Ireland shall seek to have its name substituted for that of Weatherford Switzerland in any proceedings ongoing before any court, arbitration or other judicial or administrative tribunal in any jurisdiction.

1.8Completion

The transfer of all the assets and liabilities of Weatherford Switzerland (including, for the avoidance of doubt, any and all legal positions and obligations) by operation of law to Weatherford Ireland shall be effected by implementing the completion measures herein agreed, all with legal effect as of the Effective Time.

ARTICLE 2
MERGER CONSIDERATION

2.1Merger Consideration

(a)	At the Effective Time and by virtue of the Merger, each:

(i)
Weatherford Switzerland Share will be cancelled as consideration for the allotment of one Weatherford Ireland Share and, accordingly, each holder of record of Weatherford Switzerland Shares outstanding immediately prior to the Effective Time shall be entitled, on the terms of this Agreement, to receive one Weatherford Ireland Share for each Weatherford Switzerland Share held by such shareholder that is so cancelled, subject to any applicable withholding tax requirements; and

(ii)	Treasury Shares will be cancelled without consideration and no Weatherford Ireland Shares will be allotted in respect of any Treasury Shares.

(b)
Each Weatherford Switzerland Share or Treasury Share that is cancelled by virtue of the Merger shall cease to be outstanding and shall cease to exist, and each holder of Weatherford Switzerland Shares or Treasury Shares shall thereafter cease to have any rights with respect to such shares.

(c)
The Parties acknowledge and agree that the Weatherford Ireland Shares allotted, at the Effective Time, to, or for the benefit of, those former holders of Weatherford Switzerland Shares (whose Weatherford Switzerland Shares are cancelled by virtue of the Merger) shall all rank equally and have the same entitlement to dividends and any other shareholders’ rights, all in accordance with Irish law.

(d)	The Parties acknowledge and agree that Weatherford Switzerland has no special rights, participation rights without the right to vote or profit sharing certificates in the sense of Art. 13 lit. c MerA.

ARTICLE 3
ALLOTMENT AND ISSUE OF SHARES

3.1Authorization to Allot Weatherford Ireland Shares

Before the Effective Time, the Weatherford Ireland shareholders shall have authorized the directors of Weatherford Ireland to allot, at the Effective Time, one Weatherford Ireland Share for each Weatherford Switzerland Share that is cancelled by virtue of the Merger.

3.2Allotment and Issue of Weatherford Ireland Shares

(a)
At the Effective Time, Weatherford Ireland shall allot to, or for the benefit of, the former holders of Weatherford Switzerland Shares one Weatherford Ireland Share, credited as fully paid, for each Weatherford Switzerland Share that is cancelled by virtue of the Merger (in accordance with such former holders’ respective entitlements under Section 2.1).

(b)	All Weatherford Ireland Shares so allotted shall be promptly issued at the Effective Time, as follows:

(i)
for beneficial holders of Weatherford Switzerland Shares deposited with the Depository Trust Company (“DTC”) and registered in the name of its nominee, Weatherford Ireland will either: (a) issue the relevant number of Weatherford Ireland Shares to a bank or trust company appointed by Weatherford Switzerland to act as exchange agent in connection with the Merger (including its successors, affiliates or designees, the “Exchange Agent”) and the Exchange Agent will thereafter promptly arrange for such Weatherford Ireland Shares to be deposited with DTC; or (b) directly issue the relevant number of Weatherford Ireland Shares to DTC or its nominee. None of the Exchange Agent, DTC or its nominee shall acquire any beneficial interest in such Weatherford Ireland Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such Weatherford Ireland Shares will be recorded in book entry form by the relevant DTC participating brokers without the need for any additional action on the beneficial holders’ part; and

(ii)
for registered holders of Weatherford Switzerland Shares, Weatherford Ireland will issue the relevant number of Weatherford Ireland Shares to the Exchange Agent. The Exchange Agent shall hold all such Weatherford Ireland Shares and all entitlements (including dividend entitlements) arising therefrom in trust for the benefit of such former registered holders. As soon as reasonably practicable after the Effective Time, Weatherford Ireland shall cause the Exchange Agent to deliver to each former registered holder of Weatherford Switzerland Shares a letter of transmittal (which shall be in form and substance reasonably satisfactory to Weatherford Ireland) and instructions for use in effecting the surrender of any certificates representing Weatherford Switzerland Shares in exchange for Weatherford Ireland Shares (in accordance with their respective entitlements under Section 2.1), subject in all cases to customary exchange procedures established by the Exchange Agent to implement the delivery. For the purposes of this Section 3.2, the Parties will enter into a separate agreement with the Exchange Agent.

(c)
From the Effective Time, the former registered holders of Weatherford Switzerland Shares shall be entitled to call for the Exchange Agent to procure their registration as registered shareholders of Weatherford Ireland and to deliver to them certificates representing Weatherford Ireland Shares (in accordance with their respective entitlements under Section 2.1) and to account to them for all entitlements (including dividend entitlements) arising therefrom, subject to customary exchange procedures established by the Exchange Agent to implement the registration and delivery.

(d)
Any Weatherford Ireland Shares issued to the Exchange Agent pursuant to this Section 3.2 that remain undelivered to the former holders of Weatherford Switzerland Shares as of the 12 month anniversary of the Effective Time (or the date of termination of the Exchange Agent’s engagement, if later) will be delivered to Weatherford Ireland or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and Weatherford Ireland or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of Weatherford Switzerland Shares, on substantially similar terms as the Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws.

(e)
At the Effective Time, the share register of Weatherford Switzerland shall be closed and thereafter there shall be no further registration of transfers of shares of Weatherford Switzerland that were outstanding prior to the Effective Time.

(f)
None of Weatherford Ireland, the Exchange Agent or any of their respective affiliates or designees shall be liable to any former holder of Weatherford Switzerland Shares for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)
No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by Weatherford Ireland, the Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of Weatherford Switzerland Shares pursuant to this Section 3.2, and none of Weatherford Ireland, the Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of Weatherford Switzerland Shares for same.

3.3Equity Incentive Plans

(a)
At the Effective Time, all outstanding options to acquire Weatherford Switzerland Shares under any of Weatherford Switzerland’s (or any of its subsidiaries’) equity compensation-related plans, compensation plans, and other benefit plans, agreements, awards and other similar arrangements providing for grants or awards to its directors, officers, employees and other persons (“Equity Plans”), whether vested or unvested, will be converted into an option to acquire the same number of Weatherford Ireland Shares, on substantially the same terms and conditions (including exercise price, as applicable), as were applicable under such options before the Effective Time, as further described in Section 5.2 below.

(b)
Each other equity award that is outstanding immediately prior to the Effective Time, including all awards of restricted shares, restricted share units, performance shares, performance share units or other rights to purchase, acquire or receive Weatherford Switzerland Shares (or that relate to those shares or the right to receive benefits or amounts by reference to those shares) under any of the Equity Plans shall be converted into awards of restricted shares, restricted share units, performance shares, performance units or other rights to purchase, acquire, or receive Weatherford Ireland Shares (or that relate to such shares or the right to receive benefits or amounts by reference to such shares), as applicable, on substantially the same terms and conditions (including exercise price, as applicable) under such awards, as further described in Section 5.2 below.

(c)	Except as otherwise provided in accordance with Section 5.2 below, the Equity Plans will be assumed by Weatherford Ireland from and after the Effective Time.

ARTICLE 4
FURTHER PREPARATIONS FOR IMPLEMENTATION OF THE MERGER

4.1Re-registration of Weatherford Ireland as Public Limited Company and Adoption of Memorandum and Articles of Association of Weatherford Ireland

Prior to the Effective Time, Weatherford Ireland shall be re-registered as a public limited company and the memorandum and articles of association substantially in the form set out in Schedule 2 shall be adopted as the memorandum and articles of association of Weatherford Ireland.

4.2Board of Directors of Weatherford Ireland

Prior to or at the Effective Time, the board of directors of Weatherford Ireland shall have been reconstituted so as to comprise the same members as serve as directors of Weatherford Switzerland immediately prior to the Effective Time

4.3Officers of Weatherford Ireland

Prior to or at the Effective Time, the officers of Weatherford Switzerland immediately prior to the Effective Time shall have been appointed as the officers of Weatherford Ireland to hold the same or corresponding office after the Effective Time, until their successors have been duly appointed and qualified, or as otherwise determined by the board of directors of Weatherford Ireland.

4.4Auditors of Weatherford Ireland

The auditors of Weatherford Ireland initially shall be KPMG.

4.5Calls to the Creditors and Auditor Report pursuant to Art. 164 para. 1 PILA

The board of directors of Weatherford Switzerland shall procure that three calls to the creditors (Schuldenrufe) of Weatherford Switzerland are published in the Swiss Official Gazette of Commerce (SOGC), as required in connection with the Merger, and shall appoint the Auditor, to prepare an auditor report according to Art. 164 para. 1 PILA.

4.6Auditor Report pursuant to Art. 164 para. 2 lit. b PILA

The board of directors of Weatherford Switzerland shall appoint the Auditor to draw-up an auditor report pursuant to Art. 164 para. 2 lit. b PILA according to which it is confirmed that Weatherford Ireland has granted equity or membership rights to the shareholders of Weatherford Switzerland entitled to claim such rights.

4.7Employee Consultation

As soon as practicable following the execution of this Agreement, and no later than 15 calendar days prior to the Shareholders’ Meeting, Weatherford Switzerland shall conduct an employee consultation in accordance with Art. 28 MerA. Weatherford Ireland hereby represents that it does not, and will not prior to the Effective Time, have any employees.

ARTICLE 5
EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

5.1No Special Benefits to Directors and Members of Senior Management

No benefits conferring an extraordinary advantage on directors, officers and/or members of senior management of either Weatherford Switzerland or Weatherford Ireland are granted or will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

5.2Effect of the Merger on Employee Benefit and Compensation Plans and Agreements

(a)	Assignment and Assumption of Equity Plans

(i)
at the Effective Time, the Equity Plans, and other employee benefit and compensation plans and agreements of Weatherford Switzerland or its affiliates, as determined by the management of Weatherford Switzerland in its sole discretion, shall, to the extent permitted by applicable law, be assumed and/or adopted by and become plans and agreements of Weatherford Ireland (collectively, the “Assumed Plans”) other than certain Equity Plans that shall not so be treated. In furtherance of the Merger, Weatherford Ireland shall, to the extent permitted by applicable law, assume the rights and obligations of Weatherford Switzerland under the Assumed Plans;

(ii)
to the extent any Equity Plan (whether or not an Assumed Plan) provides for the issuance, acquisition, holding or purchase of, or otherwise relates to or references, Weatherford Switzerland Shares, then, after the Effective Time, such Assumed Plan shall, to the extent permitted by applicable law, be deemed to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Weatherford Ireland Shares (or benefits or other amounts determined in accordance with the Equity Plans), and such amendments deemed necessary or appropriate by Weatherford Switzerland and Weatherford Ireland to effect the Merger and related transactions, including to facilitate the assignment to, and assumption and/or adoption by, Weatherford Ireland of the Assumed Plans, or the other actions contemplated hereby with respect to any other Equity Plan, shall, to the extent permitted by applicable law, be adopted and entered into with respect to the Assumed Plans or such other Equity Plan;

(iii)
all outstanding awards or any other benefits available which are based on Weatherford Switzerland Shares and which have been granted under the Equity Plans (each an “Award”) shall remain outstanding and, after the Effective Time, pursuant to the terms thereof, be deemed, to the extent permitted by applicable law, to provide for the issuance, acquisition, purchase or holding of, or otherwise relate to or reference, Weatherford Ireland Shares. Each Award assumed by Weatherford Ireland shall thereafter, pursuant to the terms thereof, and to the extent permitted by applicable law, be exercisable, issuable, held, available or vest upon the same terms and conditions as under the applicable Equity Plan and the applicable award document or agreement issued thereunder, except that upon the exercise, issuance, holding, availability or vesting of such awards, Weatherford Ireland Shares shall be issuable or available, or benefits or other amounts determined, in lieu of Weatherford Switzerland Shares. For the avoidance of doubt, the number of shares of Weatherford Ireland Shares issuable or available upon the exercise or issuance of an award immediately after the Effective Time and, if applicable, the exercise price of each such award, shall be the same number of shares and the exercise price as in effect immediately prior to the Effective Time; and

(iv)
the Weatherford Switzerland shareholder approval of this Agreement shall also be deemed to satisfy any requirement of shareholder approval of such amendments of the Assumed Plans and the assumption by Weatherford Ireland of the Assumed Plans and any Awards thereunder, including for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	Application of Assumed Plans to Weatherford Ireland Shares.

To the extent any Assumed Plan provides for the grant, issuance, delivery or purchase of, or otherwise relates to, options, awards of restricted shares, restricted share units, performance shares, performance share units or other rights to purchase, acquire or receive Weatherford Switzerland Shares (or the right to receive benefits or amounts by reference to those shares), from and after the Effective Time, Weatherford Switzerland or Weatherford Ireland shall cause such Assumed Plan to be amended to provide for the grant, issuance, delivery, acquisition or purchase of, or otherwise relate to Weatherford Ireland Shares, as applicable, and all options or awards issued, or benefits available or based upon (including by reference to) the value of a specified number of Weatherford Switzerland Shares, under such Assumed Plans after the Effective Time shall entitle the holder thereof to purchase or receive, or receive payment based on (including by reference to), as applicable, an equal number of Weatherford Ireland Shares, to the extent permitted by applicable law, in accordance with the terms of such Assumed Plans. Except as provided in this Section 5.2(b) and for certain amendments to the Assumed Plans to reflect the Merger and comply or facilitate compliance with applicable law, the outstanding options, restricted share awards, restricted share unit awards, performance share, performance share unit or other equity-based awards or benefits available under the terms of any Equity Plan at and following the Effective Time shall be subject to the same terms and conditions as under such Equity Plan and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same exercise or measurement price). Notwithstanding the foregoing, the number of Weatherford Ireland Shares, as applicable, issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by Weatherford Switzerland (or Weatherford Ireland, as applicable) only to the extent necessary to comply with applicable U.S., Swiss and/or Irish law. The foregoing adjustments shall be made in accordance with applicable U.S., Swiss and/or Irish law (and administrative practice of applicable governmental authorities), including but not limited to Code Section 409A and the rules and regulations promulgated thereunder, to the extent such provisions are applicable to an option, award, or benefit.

5.3Employment Agreements

At the Effective Time, Weatherford Ireland shall assume the employment agreements of Weatherford Switzerland (the “Employment Agreements”) that are in effect immediately prior to the Effective Time between Weatherford Switzerland and its executive officers and certain of its key employees, and which are transferred by operation of law. In connection with such assumption, such Employment Agreements shall be amended as deemed necessary or appropriate by Weatherford Switzerland and Weatherford Ireland to (i) effect the Merger and related transactions, (ii) provide that the Employment Agreements shall become agreements of Weatherford Ireland, including with respect to any “change of control” of Weatherford Ireland instead of Weatherford Switzerland and (iii) as may be required by applicable law.

ARTICLE 6
CORPORATE APPROVALS AND OTHER CONDITIONS FOR COMPLETION

6.1Board Approval and Approval by Shareholders’ Meeting of Weatherford Switzerland

Weatherford Switzerland confirms that at the meeting held on April 2, 2014 its board of directors approved the entry into and signing of the Agreement. The board of directors of Weatherford Switzerland shall submit this Agreement to the Shareholders’ Meeting with a motion to approve this Agreement and, as a result, the Merger. The Parties acknowledge and agree that the board of directors of Weatherford Switzerland shall have the right, without limitation, in its full discretion, to set and change the date of the Shareholders’ Meeting, not to call the Shareholders’ Meeting for the approval of this Agreement, abandon the Merger at any time before or after the Shareholders’ Meeting (but prior to the Effective Time), and/or to propose that the resolutions before the Shareholders’ Meeting be rejected. This Agreement shall be deemed approved if the Shareholders’ Meeting adopts a resolution on the approval of the Agreement with a two-thirds majority of the votes represented, in person or proxy, and an absolute majority of the nominal value of shares represented at the meeting and the additional applicable requirements of Swiss law and the memorandum and articles of association of Weatherford Switzerland relating to the calling and conduct of the Shareholders’ Meeting being fulfilled. Without such shareholder approval, the Merger shall not be completed. Notwithstanding the foregoing, this Agreement may be terminated in accordance with Section 9.2.

6.2Board Approval of Weatherford Ireland

Weatherford Ireland confirms that its board of directors has approved on March 25, 2014, the signing and performance of the Agreement and on such date or previously approved all other agreements and transactions herein envisaged or referred to. Weatherford Ireland represents and warrants that no shareholder approval or other corporate authorizations are required on its side for such purposes, except for those required to implement the following, all of which shall have been validly adopted before the Effective Time:

(a)
to the extent required, approval, for the purpose of Section 60 of the Companies Act 1963 of Ireland, of the giving of any financial assistance in connection with, the subscription for the Weatherford Ireland Shares to be allotted under this Agreement;

(b)	re-registration of Weatherford Ireland as a public limited company;

(c)	adoption of new memorandum and articles of association of Weatherford Ireland;

(d)	election of new directors for Weatherford Ireland;

(e)	election of auditors for Weatherford Ireland;

(f)	authorization of the filing of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission for the purpose of registering the Weatherford Ireland Shares;

(g)	Weatherford Ireland share capital increase(s); and

(h)	authorization of the directors of Weatherford Ireland to issue share capital pursuant to this Agreement.

6.3Other Conditions to be Met Before Filing the Application to the Commercial Register

Before or simultaneously with the filing of the application for the entry of the Merger into the Commercial Register as specified above, the following further measures shall have been implemented or, if permitted by law, waived by Weatherford Switzerland in its sole discretion:

(a)	Related to Weatherford Switzerland Calls to its Creditors.

After having made the calls to its creditors in accordance with Section 4.5 and in accordance with Art. 45 and 46 MerA and, prior to the filing of the application regarding the Merger with the Commercial Register, Weatherford Switzerland shall have received from the Auditor the auditor report pursuant to Art. 164 para. 1 PILA.

(b)	No Prohibition.

Any statutory, court or official prohibitions to complete the Merger shall have expired or be terminated, or if not, failure to comply with such will not have materially adverse consequences for any of the Parties.

(c)	Third Party Consents.

Weatherford Switzerland shall have obtained consent and/or waivers from relevant counterparties to the transfer by Weatherford Switzerland of all of its rights and obligations to Weatherford Ireland without triggering any acceleration or other adverse consequences for Weatherford Switzerland or Weatherford Ireland or other obligors thereunder, relieving Weatherford Switzerland from its obligations and other liabilities thereunder accordingly.

(d)	Registration Statement.

Weatherford Ireland shall have prepared and filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 and such registration statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall be in effect.

(e)	NYSE Listing.

The Weatherford Ireland Shares to be issued in connection with the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)	DTC Eligibility.

The Weatherford Ireland Shares shall have been deemed eligible for deposit, book-entry and clearance services by the Depository Trust Company and its affiliates.

(g)	Legal Opinions.

Weatherford Switzerland shall have received an opinion from Matheson, in form and substance reasonably satisfactory to Weatherford Switzerland, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations-Irish Tax Considerations” in the proxy statement of Weatherford Switzerland distributed to shareholders of Weatherford Switzerland in connection with the Shareholders’ Meeting (the “Proxy Statement”). Weatherford Switzerland shall have received opinions from Baker & McKenzie LLP and Baker & McKenzie (Zurich), each in form and substance reasonably satisfactory to Weatherford Switzerland, dated as of the date of the Effective Time and confirming the matters discussed in the Proxy Statement under the captions “Material Tax Considerations-U.S. Federal Income Tax Considerations” and “Material Tax Considerations-Swiss Tax Considerations,” respectively.

(h)	Other Swiss Legal Conditions.

All Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied.

ARTICLE 7
FILING AND COMPLETION OF THE MERGER

7.1Conditions for Obligation of Weatherford Switzerland Board to File Application on Merger to the Commercial Register

The application regarding the Merger to the Commercial Register shall be filed as soon as practicable following the approval of this Agreement by the Shareholders’ Meeting. The board of directors of Weatherford Switzerland shall remain authorized, even after the approval of this Agreement by the Shareholders’ Meeting, to refrain from filing such application and to delay or abandon the Merger if it determinates in its sole discretion that (i) the Merger is no longer in Weatherford Switzerland’s or its shareholders’ best interests, (ii) the Merger may not result in the benefits Weatherford Switzerland expected, (iii) the cost of the Merger increases, or (iv) one or several prerequisites pursuant to or listed in ARTICLE 6 are not met (and not expected to be met). If the board of directors of Weatherford Switzerland determines that the Merger should be abandoned for any of the reasons set forth in the prior sentence, it shall terminate this Agreement by delivering a termination letter to Weatherford Ireland referring to this Section 7.1.

7.2Supplementary Completion Measures

(a)Relating to Weatherford Switzerland Liabilities.

Subject only to the satisfaction or fulfillment of the matters provided for in ARTICLE 6 and to the Merger becoming legally effective, and with effect as from the Effective Time, Weatherford Ireland hereby assumes from Weatherford Switzerland all liabilities (including all other legal positions and obligations thereto relating) to be transferred to it in connection with the Merger as further specified in ARTICLE 1, and hereby agrees, for the benefit of the third parties, to execute, at or prior to the Effective Time, a deed poll governed by the laws of Ireland in respect of its assumption of such liabilities. Without limiting the generality of the foregoing, such liabilities and obligations shall include all Assumed Plans and Awards thereunder in accordance with ARTICLE 5 and all liabilities (direct or indirect) of Weatherford Switzerland in connection therewith.

(b)Relating to New Weatherford Ireland Shares.

As of the Effective Time, the Exchange Agent shall hold the Weatherford Ireland Shares as nominee for the (former) Weatherford Switzerland shareholders as further specified in Section 3.2.

7.3Capital Reduction

As soon as practicable following the Effective Time, Weatherford Ireland shall apply to the High Court of Ireland to approve the creation of a pool of distributable profits by reducing the entire share premium of Weatherford Ireland (or such lesser amount as may be determined by the board of directors of Weatherford Ireland) in accordance with the Companies Act 1963 of Ireland, as amended. Subject to, and upon, registration of such approval, and subject to certain other requirements of Irish law, Weatherford Ireland may utilize this pool of distributable profits to declare and pay future dividends or make other distributions.

7.4Rule 16b-3 Approval

Weatherford Switzerland and Weatherford Ireland shall take, and cause their respective subsidiaries to take, all such steps as may reasonably be required to cause the transactions contemplated by this Agreement and any other dispositions of Weatherford Switzerland Shares (including derivative securities) or acquisitions of Weatherford Ireland Shares (including derivative securities thereof) in connection with this Agreement by each individual who (a) is a director or officer of Weatherford Switzerland, or (b) at the Effective Time, is or will become a director or officer of Weatherford Ireland, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 8
MISCELLANEOUS

8.1Assignment; Binding Effect; Benefit
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.2Entire Agreement

This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

8.3Applicable Law and Jurisdiction

This Agreement shall be governed by the laws of Switzerland. The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be Zug, Switzerland.

8.4Counterparts

This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by both of the Parties hereto.

8.5Headings

Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

8.6Announcements

The parties shall notify the public, their shareholders, the regulatory authorities and stock exchanges in accordance with the mutually agreed programs. The Parties shall co-operate closely and specifically co-ordinate the necessary communication with the regulatory authorities and the making of any announcement pursuant to this Section 8.6.

8.7Confidentiality

The contents of the merger negotiations and of the documents and information exchanged in this context shall be treated as confidential by all Parties. This shall not apply to statutory and regulatory obligations to provide information to authorities, courts and to stock exchanges.

8.8Amendments and Modifications of the Agreement

This Agreement may be amended by the Parties hereto at any time before or after the shareholders of Weatherford Switzerland adopt a resolution approving this Agreement; provided, however, that after any such adoption by the Weatherford Switzerland shareholders, this Agreement shall not be further amended without the approval of the Weatherford Switzerland shareholders unless any such amendment shall not require the approval of such shareholders under applicable law or under the NYSE listing rules. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.9Severability

If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

8.10Absence of Waiver

The waiver of a contractual right in an individual case, shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.

8.11Further Assurance

Subject to the limitations set forth elsewhere in this Agreement, from time to time, as and when requested by the other Party hereto each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 9
ENTRY INTO FORCE AND TERMINATION

9.1Entry into Force

This Agreement shall enter into force upon its signing by all the Parties hereto.

9.2Termination

(a)	The Parties shall be entitled to terminate this Agreement by mutual consent at any time.

(b)	This Agreement shall automatically terminate if the Shareholders’ Meeting does not approve this Agreement, without any liability or obligation to any Party.

(c)	This Agreement shall automatically terminate upon the delivery to Weatherford Ireland of a termination letter by the board of directors of Weatherford Switzerland pursuant to Section 7.1.

(d)	The termination of this Agreement shall also terminate all rights and obligations arising out of this Agreement except those in Sections 8.3 and 8.7, which shall continue to be valid.

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EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

WEATHERFORD INTERNATIONAL LTD.,
a Swiss joint stock corporation

By:	/s/ James C. Parent
Name:	James C. Parent
Title:	Vice President

Given under the common seal of
WEATHERFORD INTERNATIONAL LIMITED,
a limited liability company incorporated under the laws of Ireland, and delivered as a deed

By:	/s/ Philippe Groslin
Name:	Philippe Groslin
Title:	Director

By:	/s/ Bastiaan van Houts
Name:	Bastiaan van Houts
Title:	Director